UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.               )
Filed by the Registrant ☑
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☑ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

Financial Institutions, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☑	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

NOTICE OF 2005 ANNUAL MEETING OF SHAREHOLDERS

DEAR SHAREHOLDERS:

The Annual Meeting of Shareholders of Financial Institutions, Inc. will be held at the Company’s offices at 220 Liberty Street, Warsaw, New York 14569 on Wednesday, May 4, 2005, at 10:00 a.m. for the following purposes:

1.	To elect four directors for three-year terms;

2.	To elect one director for a one-year term;

3.	To elect one director for a two-year term; and

4.	To transact such other business as may properly come before the meeting or any adjournment or adjournments thereof.

The Board of Directors has fixed the close of business of March 18, 2005 as the record date for the determination of shareholders entitled to notice of and to vote at the meeting.

It is important that your shares be represented and voted at the Annual Meeting whether or not you plan to attend. Accordingly, we request you vote at your earliest convenience. You may vote by mail, telephone or Internet. Further instructions are contained on the enclosed proxy ballot card.

Thank you for your cooperation and support.

On behalf of the Board of Directors,

Peter G. Humphrey
Chairman of the Board, President and Chief Executive Officer

April 6, 2005

Financial Institutions, Inc.
www.fiiwarsaw.com
220 Liberty Street     P. O. Box 227     Warsaw, New York 14569

PROXY STATEMENT

This Proxy Statement is furnished in connection with solicitation of proxies on behalf of the Board of Directors of Financial Institutions, Inc. (“FII”) for the Annual Meeting of Shareholders of FII to be held on May 4, 2005.

The principal executive office of FII is located at 220 Liberty Street, Warsaw, New York 14569. The main telephone number for FII is (585) 786-1100.

The close of business of March 18, 2005 has been fixed as the record date for determination of the shareholders entitled to notice of, and to vote at, the meeting. On that date there were outstanding and entitled to vote 11,249,676 shares of common stock, each of which is entitled to one vote on each matter at the meeting. The approximate date on which this Proxy Statement and the enclosed proxy card are being sent to shareholders is April 6, 2005.

Shareholders of record may vote by telephone, via the Internet or by mail. The toll-free telephone number and Internet web site are listed on the enclosed proxy. If you vote by telephone or via the Internet you do not need to return your proxy card. If you choose to vote by mail, please mark the ballot boxes, date and sign it, and then return it in the enclosed envelope (no postage is necessary if being mailed within the United States). If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Each proxy submitted will be voted at the meeting in accordance with the choices specified thereon and, if no choices are specified, will be voted for the election of directors as set forth in this proxy statement and in accordance with the judgment of the persons named in the proxy with respect to any other matters which may come before the meeting, including without limitation matters raised in compliance with FII’s by-laws, which require, among other things, notice to FII at least 60 days prior to the meeting date. A shareholder giving a proxy has the right to revoke it at any time before it has been voted by (i) giving written notice to that effect to the FII Corporate Secretary, (ii) executing and delivering a proxy bearing a later date which is voted at the Annual Meeting, or (iii) attending and voting in person at the Annual Meeting.

ELECTION OF DIRECTORS and INFORMATION WITH RESPECT TO

BOARD OF DIRECTORS

FII’s Board of Directors is divided into three classes, one of which is elected at each Annual Meeting for a term of three years and until their successors have been elected and qualified. The Board of Directors has nominated six persons for election as directors for the terms indicated in the following tables. The Board of Directors believes that the nominees will be available and able to serve as directors, but, if for any reason any of them should not be, the persons named in the proxy may exercise discretionary authority to vote for a substitute proposed by the Board of Directors. The holders of a majority in interest of all common stock issued, outstanding and entitled to vote are required to be present in person or to be represented by proxy at the meeting in order to constitute a quorum for transaction of business. Directors are elected by a plurality of the votes cast. Proxies indicating abstentions and broker non-votes are counted as present for quorum purposes but are not counted for or against the election of directors.

FII’s By-laws govern the methods for counting votes and vest this responsibility in the Inspectors of Election appointed to perform this function.

The Board of Directors currently consists of eleven members. The nominees are listed in the following two tables:

Director
Nominees for a	Age as of		Expiration of	Expiration of
Three-year	Annual	Director	Current	Term Upon	Company Positions and
Term:	Meeting	Since	Term	Election	Principal Occupation
Barton P. Dambra	63	1993	2005	2008	President of Markin Tubing LP, a manufacturer of steel tubing with worldwide sales. Director of National Bank of Geneva since 2002.
John E. Benjamin	63	2002	2005	2008	President of 3 Rivers Development Corporation, a not-for-profit business for the public and private economic development of businesses and government in the greater Corning, New York area. Director of Bath National Bank since 2001.
Susan R. Holliday	49	2002	2005	2008	President and Publisher of the Rochester Business Journal, Inc., a business newspaper, since 1988. Director of RGS Energy Group, Inc. from 1997 – 2002. Advisory Board member of RGE since 2002.
Peter G. Humphrey	50	1983	2005	2008	Chairman of the Board, President and Chief Executive Officer of FII since 1994. Director of the New York Bankers Association. Director of the Buffalo Branch of the Federal Reserve Bank of New York. Chairman of the Boards of Wyoming County Bank, National Bank of Geneva, Bath National Bank, First Tier Bank & Trust, Burke Group, Inc. and The F. I. Group, Inc.

Director Nominee	Age as of		Expiration of	Expiration of	Company Positions
for a One-year	Annual	Director	Current	Term Upon	and Principal
Term:	Meeting	Since	Term	Election	Occupations
Robert N. Latella	62	2005	2005	2006	Partner and attorney with the law firm Hiscock & Barclay, LLP since April 2004. Partner and attorney with the law firm Jaeckle Fleischmann & Mugel, LLP from August 2000 to April 2004.
Director Nominee for a Two-year Term:
Thomas P. Connolly	69	2005	2005	2007	Retired in 2005. Formerly President and shareholder with the law firm McNamee, Lochner, Titus & Williams, P.C. from 2002 thru 2004. Vice President with the law firm McNamee, Lochner, Titus & Williams, P.C. from 1966 to 2002.

The Board of Directors unanimously recommends a vote FOR the nominees, Barton P. Dambra, John E. Benjamin, Susan R. Holliday, Peter G. Humphrey, Robert N. Latella and Thomas P. Connolly.

The following table sets forth information about the directors continuing in office.

	Age as of Annual	Director	Expiration of	Company Positions and Principal
Director Name	Meeting	Since	Term	Occupations
John R. Tyler, Jr.	70	2000	2006	Retired in 2000. Formerly Partner of Nixon Peabody LLP, specializing in banking regulation and corporate finance. Director of Bath National Bank since 2001.

	Age as of Annual	Director	Expiration of	Company Positions and Principal
Director Name	Meeting	Since	Term	Occupations
James E. Stitt	56	2003	2006	President and Chief Executive Officer of Alcas Corporation, a manufacturer of Cutco brand cutlery since 2001. President and Chief Operating Officer of Alcas Corporation from 1999 – 2001. Director of First Tier Bank & Trust since 2002.
Samuel M. Gullo	56	2000	2007	Owner and operator of Family Furniture, a retail furniture sales business; President and Chief Executive Officer of American Classic Outfitters, Inc., an apparel manufacturer; owner of SMG Development, LLC – industrial real estate holdings; owner of Adams Holding, LLC - commercial real estate holdings. Director of Wyoming County Bank since 1996.
Joseph F. Hurley	48	2003	2007	Founder and Chief Executive Officer of Savingforcollege.com LLC, a publishing and professional education company that focuses on Section 529 qualified tuition programs since 2000. Partner in Bonadio & Co., LLP, a public accounting firm, specializing in tax, from 1987 - 2004. Director of Burke Group, Inc. and The FI Group, Inc. since 2002.
James H. Wyckoff	53	1985	2007	University Professor with the Departments of Public Administration and Economics at State University of New York Albany. Director of National Bank of Geneva since 2004.

In 2004, the Board of Directors held nine meetings. All directors attended more than 75% of the Board meetings and the meetings of Committees on which they serve with the exception of James E. Stitt, who was unable to attend three of the nine Board meetings. There is no required attendance policy with respect to the Annual Meeting of Shareholders, however 100% of the directors did attend the 2004 Annual Meeting. John R. Tyler, Jr. is the Lead Director, and presides at executive sessions of non-management directors, which sessions are held with each regular Board meeting.

The Board of Directors has established the following four standing committees: Executive, Audit; Management Development and Compensation; and Nominating and Governance. All committees, except the Executive Committee, function under written charters, which outline the respective authority, membership, meetings, duties and responsibilities.

The Audit Committee reviews the general scope of the audit conducted by the independent auditors, and matters relating to our financial reporting, internal control systems and credit quality. In performing its function, the Audit Committee meets separately with representatives of the independent auditors, internal auditors, loan review firm and senior management. In 2004, the Audit Committee held seven meetings. The Audit Committee membership is currently comprised of Barton P.

Dambra, Chairman, John R. Tyler, Jr. and Joseph F. Hurley. After a review of the requirements, his qualifications and experience including being a New York State Certified Public Accountant, along with discussions with outside legal counsel, the Board has concluded that Barton P. Dambra meets the required “audit committee financial expert” definition. See further discussion of committee in the separate Audit Committee Report on pages 9 – 10.

The Management Development and Compensation Committee is responsible for making recommendations to the Board of Directors with respect to the compensation of our executive officers, for establishing policies relating to our overall compensation plans, practices and employee benefits, and overseeing management development and succession plans. The Committee also administers our Management Stock Incentive Plan and grants awards to eligible employees under the plan. The Management Development and Compensation Committee membership is currently comprised of John R. Tyler, Jr., Chairman, James E. Stitt and Susan R. Holliday. In 2004, the Management Development and Compensation Committee held thirteen meetings. Pamela Davis Heilman served as Chairperson of the Management Development and Compensation Committee during 2004 and until her resignation from the Board of Directors on March 21, 2005. On March 22, 2005, Susan R. Holliday was appointed to the Management Development and Compensation Committee and John R. Tyler, Jr. was appointed as Chairman. See further discussion of committee in the separate Management Development and Compensation Committee Report on pages 11 – 13.

The Nominating and Governance Committee is charged with assisting the Board of Directors in identifying qualified individuals to become directors, determining membership on Board committees and addressing corporate governance issues. The Nominating and Governance Committee membership is currently comprised of John R. Tyler, Jr., Chairman, James H. Wyckoff, Susan R. Holliday and John E. Benjamin. Committee members are considered independent under the NASDAQ rules. In 2004, the Nominating and Governance Committee held nine meetings. The committee’s charter is available on FII’s website at www.fiiwarsaw.com. The FII Nominating and Governance Committee will consider nominations made by shareholders or directors received timely pursuant to FII’s By-laws. The evaluation process will include, but not be limited to, determining (i) whether the nominee would be independent as defined in the Corporate Governance Guidelines, (ii) that the nominee fits the qualifications set forth in the FII Board Succession Plan, and (iii) that the nominee fits the Board’s then current needs for diversity, geographic distribution and professional expertise. Written nominations should be directed to the FII Director of Human Resources. The Nominating and Governance Committee will evaluate all nominees on the same basis, provided that current directors who are eligible for reelection may be evaluated solely on the basis of their record of performance as an FII director.

In 2004, the Company paid each non-employee director $10,000 as an annual retainer, a fee of $1,000 for each meeting of the Board of Directors and a fee of $500 for each committee meeting attended. In addition, the Company paid the committee chairmen an additional fee of $500 for each committee meeting attended. The Lead Director was paid an additional annual retainer of $15,000. The annual grants of 1,000 options to each non-employee director in May 2004 were at an exercise price of $23.33 and vest equally in three annual installments beginning in May 2005. Non-employee directors who are also directors at our subsidiaries were granted 200 options in February 2004 at an exercise price of $23.80 also with a three-year vesting period. An eligible non-

employee director whose service begins on a date other than the date of an Annual Meeting of Shareholders receives a pro rata option grant.

Beginning March 1, 2005, the Company will pay each non-employee director a fee of $1,200 for each meeting of the Board of Directors and $750 for each committee meeting attended. Committee chairmen will receive an additional fee of $800 for each committee meeting attended, or $500 in consideration of the amount of meeting preparation required, if the chairman is unable to attend. The Company will continue to pay the annual retainers noted above and continue to grant non-employee directors 1,000 options annually vesting over a three-year period. Non-employee directors who are also directors at our subsidiaries were granted 200 options in February 2005 at an exercise price of $21.05 also with a three-year vesting period.

On March 22, 2005, the Board of Directors formed an ad-hoc Special Committee appointing Robert N. Latella and Thomas P. Connolly as Co-Chairmen. The Special Committee was formed to investigate and respond to a demand letter the Company received from a law firm demanding that the Board take action to remedy alleged “breaches of fiduciary duty” by the directors and certain officers of the Company. The Special Committee members will each be paid an additional $20,000 cash retainer, $1,550 for each Special Committee meeting held and reimbursed for all travel and incidental expenses incurred.

STOCK OWNERSHIP

The following table sets forth information, based upon representations by such persons or entities, believed by FII to be the beneficial owners of more than 5% of its outstanding common stock. Unless otherwise indicated, each person has sole voting and investment power over the shares held.

			Percent of
Name	Address	Number of Shares	Class(5)
JPMorgan Chase Bank, Gail C. Humphrey and David G. Humphrey, as co-trustees	1 Chase Square Rochester, NY 14643	591,144	5.17%
National Bank of Geneva (Held under trust agreements)	2 Seneca Street Geneva, NY 14456	895,389	7.83%
James H. Wyckoff	2122 Rosendale Road Niskayuna, NY 12309	978,268(3)	8.56%

The following table sets forth information, as of March 25, 2005, with respect to the beneficial ownership of FII’s common stock (including vested options) by (a) each of the continuing directors and nominees, (b) the continuing “Named Executive Officers” specified in the Summary Compensation Table, and (c) all directors and executive officers of FII as a group.

	Number of	Number of	Number of
	Shares	Shares	Shares
	of common	of Vested	Beneficially	Percent of
Name	Stock	Options(1)	Owned	Class(5)
Peter G. Humphrey	294,707(2)	97,521	392,228(2)	3.43%
Barton P. Dambra	10,081	5,000	15,081	*
Samuel M. Gullo	5,011	4,151	9,162	*
John R. Tyler, Jr.	1,551	3,400	4,951	*
Joseph F. Hurley	714	341	1,055	*
James H. Wyckoff	974,268(3)	4,000	978,268(3)	8.56%
John E. Benjamin	1,312	1,400	2,712	*
Susan R. Holliday	6,562	1,000	7,562	*
James E. Stitt	658	533	1,191	*
Robert N. Latella	0	0	0	0
Thomas P. Connolly	0	0	0	0
Douglas L. McCabe	2,023	10,875	12,898	*
Thomas D. Grover	500	3,258	3,758	*
Directors and executive officers as a group (18 persons)	2,272,553(4)	182,100	2,454,653(4)	21.47%

*	Denotes less than 1%

(1)	Represents stock options vested and available for exercise as of March 25, 2005.

(2)	Includes 64,000 shares held by trusts over which, Mr. Humphrey, as trustee, exercises voting and disposition powers.

(3)	Includes 661,600 shares held in trust accounts — as trustee, Mr. Wyckoff exercises voting and disposition powers. Includes 22,700 shares held in a family foundation – as a Board member of the foundation, Mr. Wyckoff shares voting and disposition powers. Includes 62,270 shares held in an estate account over which Mr. Wyckoff exercises voting and disposition powers.

(4)	Includes 895,389 shares held by National Bank of Geneva as Trustee under various trust agreements.

(5)	The percent of class assumes the exercise of all outstanding vested options held by FII Directors and executive officers and, therefore, on a pro forma basis, 11,431,776 shares of common stock outstanding.

STOCK PERFORMANCE GRAPH

The Stock Performance Graph compares the cumulative total return on FII’s common stock against the cumulative total return of the NASDAQ Stock Market Index of U.S. Stocks and the SNL Securities L.C. (“SNL”) $1 Billion - $5 Billion Bank Asset Size Index, for the period since June 25, 1999, when FII began trading publicly, through December 31, 2004. The graph assumes that $100 was invested on June 25, 1999 in FII’s common stock and the indices, and that all dividends were reinvested.

	Period Ending
Index	12/31/99	12/31/00	12/31/01	12/31/02	12/31/03	12/31/04

Financial Institutions, Inc.	100.00	115.84	204.07	261.11	257.94	218.42
NASDAQ Composite	100.00	60.82	48.16	33.11	49.93	54.49
SNL $1B-$5B Bank Index	100.00	113.48	137.88	159.16	216.44	267.12

Source: SNL Financial LC, Charlottesville, VA
             (434) 977-1600               © 2005

AUDIT COMMITTEE REPORT

The Audit Committee of the Company assists the Board of Directors in its general oversight of the Company’s financial reporting process, internal controls and audit functions. The Audit Committee is comprised of “independent members”, including a financial expert, as defined by the National Association of Securities Dealers (NASD), and operates under a written charter adopted by the Board of Directors. The Committee reviews and assesses the adequacy of its charter on an annual basis.

Management is responsible for the Company’s internal controls and financial reporting process. The Company’s independent registered public accounting firm, KPMG LLP (“KPMG”), is responsible for performing an independent audit of the Company’s consolidated financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) and to issue a report thereon. The Audit Committee’s responsibility is to monitor and oversee the financial reporting and audit processes.

In connection with these responsibilities, the Company’s Audit Committee met with management and the independent accountants to review and discuss the Company’s December 31, 2004 consolidated financial statements. The Audit Committee also discussed with the independent accountants the matters required by Statement on Auditing Standards No. 61 (Communication with Audit Committees). The Audit Committee received written disclosures from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and considered the compatibility of non-audit services with KPMG’s independence.

I. AUDIT FEES

Fees billed by KPMG for professional services rendered in connection with the audits of the Company’s consolidated financial statements included in the Company’s Form 10-K and the limited reviews of the interim consolidated financial statements included in the Company’s Forms 10-Q were $883,485 for fiscal year ended December 31, 2004 and $170,500 for fiscal year ended December 31, 2003.

II. AUDIT-RELATED FEES

Audit-related services consist of audits of the Company’s broker-dealer subsidiary’s financial statements, financial statements of employee benefit plans and regulatory compliance procedures. These fees were $33,000 for fiscal year ended December 31, 2004 and $46,500 for fiscal year ended December 31, 2003.

III. NON-AUDIT FEES

Tax Fees

Aggregate fees for tax compliance and advisory services for the fiscal year ended December 31, 2004 were $45,645 and $81,250 for the fiscal year ended December 31, 2003.

All Other Fees

No additional fees than reported as audit fees, audit related fees and tax fees were billed by KPMG for the fiscal years ended December 31, 2004 and December 31, 2003.

Procedures have been adopted that require Audit Committee pre-approval of all permissible services to be performed by the independent accountant, including the fees and other compensation to be paid; certain routine additional professional services not to exceed $10,000 per quarter may be performed at the request of the Company. The additional professional services include tax assistance, research and compliance, assistance in research of accounting literature, and assistance in due diligence activities. A listing of the additional services provided to the Company each quarter, if any, is provided to the Company’s Audit Committee at the first scheduled meeting after the end of the quarter. Reporting of these services is a standing agenda item for each Audit Committee meeting. The 2004 fees which were not pre-approved were related to tax research and consultation in the amount of $3,645. This represents approximately 8% of the tax fees and 0.4% of the total fees.

Based upon the Audit Committee’s discussions with management and the independent accountants, and its review of the information described above, the Audit Committee recommended that the Board of Directors include the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2004, to be filed with the Securities and Exchange Commission.

AUDIT COMMITTEE
Barton P. Dambra, Chairman
John R. Tyler, Jr.
Joseph F. Hurley

COMPENSATION OF EXECUTIVE OFFICERS

MANAGEMENT DEVELOPMENT and COMPENSATION COMMITTEE REPORT

The Management Development and Compensation Committee (Committee), which serves as the Compensation Committee of the Company, is composed entirely of independent directors as defined by the rules of the National Association of Securities Dealers, Inc. As described in the Committee charter, the primary responsibilities of the Committee include:

•	Approving the design of the compensation program for the Company’s executives that includes:

- Base salary and benefits,

- Short-term incentive cash compensation, and

- Long-term stock option program.

•	Establishing policies relating to overall compensation practices and employee benefits.

In designing these programs, the Committee focuses on several important goals:

•	Aligning the interests of executives with shareholders’ goals of maximizing long-term share value and return.

•	Attracting, retaining and motivating high-performing executives in the most cost-efficient manner.

•	Creating a high-performing and satisfying workplace.

The Company’s compensation program reflects a mix of stable and at risk compensation. The Committee believes that this structure fairly rewards executives and aligns their interests with those of shareholders in an efficient manner. The method of determining compensation for senior executives is described in more detail below.

Directors’ Compensation

In light of the greater responsibility which has been placed on all boards of directors, with the enactment of the Sarbanes-Oxley Act, the members of the Board felt it was appropriate to increase the meeting and committee chairmen fees in recognition of the significant increase in time which is spent in meetings and in preparation for these meetings, as well as an increase in the responsibilities which board members have been required to assume. The increases in director compensation which are described on pages 5 - 6 represent a 7.8% increase in director fees. Board and committee fees were last increased in 2002.

Executive Compensation

Base salary. The performance of the Company’s senior executives is evaluated annually. The evaluation measures performance against specific competencies pertinent to their position and annual goals. Based on the performance evaluation, an annual base salary is established within salary ranges for each position. The Committee periodically reviews the ranges, which have been set to make sure they adequately reflect the position descriptions and the Company’s overall management structure. To ensure competitive salaries, the Committee regularly reviews industry compensation surveys and market rates for similar organizations. The Committee intends that salaries be set roughly at peer medians accounting for size, cost of living differences and organizational performance. Year-to-year increases in base salary depend upon prior year performance, determined through the formal evaluation process. Merit increases are based on the individual’s performance rating and the executive’s placement within the salary range for his or her position. For 2004, senior executives’ salaries were increased by an average of 2.1%. For 2005, senior executives’ salaries have been increased by an average of 2.1%

Incentive Compensation. The Company’s incentive compensation program provides senior executives with incentive compensation to meet financial targets set by the Company. Senior executives receive bonus compensation at year-end, based upon the Company’s performance and the performance of their business unit relative to targets established at the beginning of the year. This program is administered in accordance with the Company’s Senior Management Incentive Compensation Plan. Because Company financial targets under the Plan as then in effect were not achieved in 2004, total senior executives’ bonus compensation for 2004 was reduced by 30% versus 2003, and 65% versus 2002, the last year in which the Company’s targets were met.

In 2004 the Committee reviewed the Company’s Senior Management Incentive Plan and is implementing a revised plan effective for 2005. The purpose of the Plan is to maximize the accomplishment of the Company’s objectives by providing discretionary incentive awards to those senior executives who attain high levels of performance, which contribute to the success and profitability of the Company. The new Plan will give the Company greater flexibility to better match compensation with individual performance.

Stock Options. To encourage growth in shareholder value, the Company grants senior executives stock options. The Management Stock Incentive Plan, which was approved by the shareholders, is intended to motivate and retain key executives who are in a position to substantially affect the long-term success of the Company. The Committee believes that stock options, which provide value to participants only when the Company’s shareholders benefit from stock price appreciation, are an important component of aligning the interests of executives with those of the Company’s shareholders. Effective January 1, 2004, the Committee adopted a formula which links annual stock option grants to executives’ base salaries.

In 2004 the Committee approved the stock options to the named executives shown on page 15.

Stock Ownership Requirements

In order to align the interests of executives and directors with the interests of shareholders, the Committee approved stock ownership requirements for senior executives and directors effective January 1, 2005.

The stock ownership requirements are determined based on a multiple of an executive’s base salary, and in the case of non-employee directors, a flat dollar amount, which is then converted to a fixed number of shares. Participants are required to achieve their requirement within five years from the effective date or the date they become a participant in the program. Until the requirement is achieved, each participant is required to retain at least 75% of net shares acquired via stock options.

Chief Executive Officer. Mr. Peter Humphrey’s compensation is determined in generally the same manner as other senior executives, as described above, but with particular focus on overall company performance versus financial targets. The Committee also measures Mr. Humphrey’s personal performance based on written evaluations by his direct reports and the entire Board of Directors, covering a number of specific categories pertinent to his leadership position. Using these criteria, the Committee conducts an annual evaluation of Mr. Humphrey’s performance to determine year-to-year changes in his base salary and his bonus compensation. Based primarily on the Company’s financial results for 2003, Mr. Humphrey’s base salary for 2004 remained the same as 2003. For 2004, Mr. Humphrey exceeded his personal performance requirements in every category in which he was reviewed. As a result, his base salary for 2005 has been increased by 3.5% over 2004. Mr. Humphrey’s 2004 incentive compensation was calculated in accordance with the Company’s Senior Management Incentive Compensation Plan, which sets financial objectives for net income, net interest margin, non-interest income and non-interest expense. As a result of the application of these criteria, Mr. Humphrey’s 2004 bonus compensation was decreased by nearly 48% versus 2003 and 81% versus 2002, the last year the Company’s objectives were met. The number of stock options granted to Mr. Humphrey in 2004, was determined as a multiple of his base salary in accordance with the guidelines approved by the Board of Directors in 2002.

MANAGEMENT DEVELOPMENT and COMPENSATION COMMITTEE
John R. Tyler, Jr., Chairman
James E. Stitt
Susan R. Holliday

SUMMARY COMPENSATION TABLE

The following table sets forth certain information about the compensation received by our Chief Executive Officer and our four other most highly compensated executive officers (collectively, the “Named Executive Officers”) in the capacities indicated.

				Long-Term
				Compensation
	Annual Compensation			Awards
				Securities		All Other
				Underlying		Compen-
Name and		Salary	Bonus	Options/SARS	Payouts	sation (1) (2) (3)
Principal Position	Year	($)	($)	(#)	($)	($)

Peter G. Humphrey	2004	366,167	29,151	0	0	10,318
President & Chief Executive	2003	366,167	55,977	0	0	66,370
Officer of FII	2002	341,703	154,022	0	0	61,481

Jon J. Cooper	2004	220,222	24,500	0	0	10,109
Senior Vice President of FII and	2003	213,623	45,756	0	0	31,466
President & Chief Executive	2002	199,653	95,819	0	0	23,619
Officer of Wyoming County Bank

Randolph C. Brown	2004	193,683	13,122	0	0	10,059
Senior Vice President of FII and	2003	166,701	33,000	0	0	32,758
President & Chief Executive	2002	130,286	66,049	0	0	21,942
Officer of National Bank of Geneva

Douglas L. McCabe	2004	165,390	29,000	0	0	9,335
Senior Vice President of FII and	2003	162,831	25,361	0	0	3,000
President & Chief Executive	2002	155,861	67,839	0	0	11,000
Officer of Bath National Bank

Thomas D. Grover	2004	200,000	30,000	0	0	9,335
Senior Vice President and Chief	2003	151,825	35,000	0	0	0
Risk Officer of FII

[1]	Includes, for 2004, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $9,335, $9,335, $9,335, $9,335 and $9,335, for Messrs. Humphrey, Cooper, Brown, McCabe, and Grover respectively. Also includes the taxable benefit of the endorsement split-dollar life insurance policies in the amounts of $983, $774, and $724 for life insurance policies for Messrs. Humphrey, Cooper, and Brown, respectively.

[2]	Includes, for 2003, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $3,000, $3,000, $3,000, and $3,000, for Messrs. Humphrey, Cooper, Brown, and McCabe, respectively. Also includes the entire amount of endorsement split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $50,831, $28,466, and $29,758 for life insurance policies for Messrs. Humphrey, Cooper, and Brown, respectively. Additionally for Mr. Humphrey the amount includes $12,539 as consideration for relinquishing his interest in a previous split dollar insurance policy arrangement.

[3]	Includes, for 2002, matching and additional performance contributions made by us under our 401(k) plan in the amounts of $11,000 each for Messrs. Humphrey, Cooper, Brown, and McCabe. Also includes the entire amount of split-dollar life insurance premiums paid by us (including amounts that will be recovered by us upon payment of the policy or other events) in the amounts of $50,481, $12,619, and $10,942 for life insurance policies for Messrs. Humphrey, Cooper, and Brown, respectively.

STOCK OPTION GRANTS IN LAST FISCAL YEAR

	Securities		% of Total	Exercise	Market Price ($ per share)		Potential Realizable Value at
	Underlying		Options	or Base	if different		Assumed Annual Rate of Stock
	Options		Granted to	Price	than		Price Appreciation for
	Granted		Employees	($ per	exercise	Expiration	Option Term(2)
Name	(#)		in 2004	Share)	price	Date	0% ($)	5% ($)	10% ($)
Peter G. Humphrey	14,083	(1)	13.51%	$23.80	N/A	2/4/2014	$0	$210,826	$534,297
Jon J. Cooper	5,935	(1)	5.69%	$23.80	N/A	2/4/2014	$0	$88,849	$225,169
Randolph C. Brown	4,472	(1)	4.29%	$23.80	N/A	2/4/2014	$0	$66,947	$169,664
Douglas L. McCabe	3,500	(1)	3.36%	$23.80	N/A	2/4/2014	$0	$52,396	$132,787
Thomas D. Grover	5,000	(1)	4.80%	$23.80	N/A	2/4/2014	$0	$74,851	$189,696

(1)	Vests in 4 equal installments annually beginning on 2/4/2005.

(2)	These values are based on assumed rates of appreciation only. Actual gains, if any, on shares acquired on option exercises are dependent on the future performance of FII’s common stock. There can be no assurances that the values reflected in this table will be achieved.

OPTION EXERCISES IN LAST FISCAL YEAR AND

YEAR END OPTION VALUES

	Aggregate		Number of Securities		Value of Unexercised
	Option		Underlying Unexercised		In-The-Money
	Exercises		Options of Fiscal Year End		Options at Fiscal Year End(1)
	Shares
	Acquired
	on	Value
	Exercise	Realized
Name	(#)	($)	Exercisable	Unexercisable	Exercisable	Unexercisable
Peter G. Humphrey	None	—	94,000	14,083	$869,500	$0
Jon J. Cooper	25,000	$281,943	26,665	5,935	$246,651	$0
Randolph C. Brown	None	—	39,335	4,472	$336,099	$0
Douglas L. McCabe	27,000	$92,268	10,000	3,500	$19,000	$0
Thomas D. Grover	None	—	1,037	6,875	$669	$1,338

(1)	The value of unexercised stock options represents the difference between the exercise prices of the stock options and the closing price of FII’s common stock on the NASDAQ national market on December 31, 2004, which was $23.25 per share.

BENEFIT PLANS

FII maintains a defined benefit retirement plan that covers all of our full- and part-time employees who satisfy the eligibility requirements. Employees are eligible to participate in the plan if they have completed one year of employment and are at least 21 years of age. The defined benefit plan was amended, effective December 31, 2003. Normal Retirement Age for a participant who first participated in the plan prior to January 1, 2004 continues to be age 62 with 10 Years of Vesting Service, but no later than age 65. However, participants who first participated in the Plan on or after January 1, 2004 will have a Normal Retirement Age of age 65. Under the plan as amended, a participant’s normal retirement benefit is equal to:

For Benefit Service accrued prior to January 1, 2004, 1.75% of the Participant’s Average Annual Compensation at termination is multiplied by Years of Benefit Service accrued prior to January 1, 2004 up to 35 years. For Benefit Service earned on or after January 1, 2004, 1.50% of the Participant’s Average Annual Compensation at termination is multiplied by Years of Benefit Service accrued on and after to January 1, 2004, provided that such Years of Benefit Service shall not exceed the difference between (i) 35 and (ii) the Participant’s Years of Benefit Service earned prior to January 1, 2004. These formulas are increased by 1.25% of the Participant’s Average Annual Compensation at termination multiplied by Years of Benefit Service in excess of 35 years.

The Plan was modified to change the early retirement reduction factors. Participants who are 100% vested as of December 31, 2003, and who remain in the employment of the Employer until they reach the age of 55, shall have their entire Early Retirement Benefit determined using the current early retirement benefit reduction factors (3%).

Participants who are either not 100% vested as of December 31, 2003, or who do not remain in the employment of the Employer until they reach the age of 55, shall have their Early Retirement Benefit determined using the current early retirement benefit reduction factors (3%) applied to their Accrued Benefit attributable to service earned as of December 31, 2003, and using the new early retirement benefit reduction factors applied to their Accrued Benefit attributable to service earned on or after January 1, 2004.

For participants who first participated in the plan on or after January 1, 2004 shall have their entire Early Retirement Benefit determined using the new early retirement benefit reduction factors (1/15, 1/30).

Participants with five or more years of service are entitled to annual pension benefits beginning at their Normal Retirement Age. If a participant terminates employment with us before completing five years of service, such person forfeits the right to receive plan benefits. Total plan expense charged to our operations for 2004, 2003 and 2002 and was $1,323,000, $1,364,000, and $726,000, respectively, and the market value of the assets held by the plan at December 31, 2004 was approximately $19.96 million. The following table sets forth the estimated plan benefits payable upon retirement for various levels of compensation and years of service:

	Years of Service
Compensation	15	20	25	30	35
$150,000	30,348	40,464	50,580	60,696	70,812
$175,000	35,973	47,964	59,955	71,946	83,937
$200,000	41,598	55,464	69,330	83,196	97,062
$250,000	41,598	55,464	69,330	83,196	97,062
$300,000	41,598	55,464	69,330	83,196	97,062
$350,000	41,598	55,464	69,330	83,196	97,062
$400,000	41,598	55,464	69,330	83,196	97,062
$450,000	41,598	55,464	69,330	83,196	97,062

For purposes of determining benefits under the plan, compensation includes salary and bonus but cannot exceed $205,000. The benefit computation is based on a life annuity with a five-year certain. The Social Security Offset (included in the above figures) is 0.49% times the three-year final average salary up to covered compensation times the number of years of creditable service up to 35 years. This offset assumes a 2004 benefit for a participant of age 65. The estimated credited years of service for each of the Named Executive Officers as of December 31, 2004 were as follows: Peter G. Humphrey, 25.417; Jon J. Cooper, 6.750; Randolph C. Brown, 12.167; Douglas L. McCabe, 3.667, and Thomas D. Grover, 1.25.

FII also maintains a contributory profit sharing plan pursuant to Internal Revenue Code Section 401(k) covering substantially all employees. At least one year of service is required to be eligible for employer-matching contributions. Participants may contribute up to 50% of their compensation to the Plan, subject to IRS limitations. Each year we determine, at our discretion, the amount of matching contributions. Total plan expense for 2004, 2003, and 2002 was $1,236,000, $299,000, and $1,057,000, respectively.

EMPLOYMENT AGREEMENTS

FII has a three-year employment agreement with Peter G. Humphrey providing for his employment as FII’s President and Chief Executive Officer. The agreement includes change of control and change of authority provisions. If his employment is terminated within twelve months after a change in control and a change of authority (as those terms are defined in the agreement), Mr. Humphrey will receive an amount equal to the sum of 300% of the base salary plus the average annual incentive compensation paid FII to him for the most recent three tax years ending before the date on which the change of control and change of authority occurred. In the event of termination without cause (as defined in the agreement) Mr. Humphrey will receive an amount equal to the sum of two years base salary plus the average of the annual incentive compensation paid for the most recent two tax years ending before the date on which termination occurred.

Mr. McCabe, is CEO of Bath National Bank, a subsidiary of FII, and has an employment agreement providing employment as the bank’s President and Chief Executive Officer. The employment agreement is for a three-year term and includes change of control and change of authority provisions. If the executive’s employment is terminated within twelve months after a change in control and a change of authority (as those terms are defined in the agreement), the executive will receive an amount equal to the sum of 200% of the base salary plus the average annual incentive compensation paid by FII to him for the most recent two tax years ending before the date on which the change of control and change of authority occurred. In the event of termination without cause (as defined in the agreement) the executive will receive an amount equal to the sum of one year base salary and the annual incentive compensation paid for the most recent tax year ending before the date termination occurred. Mr. Brown’s employment as National Bank of Geneva’s President and Chief Executive Officer ceased as of March 15, 2005 in accordance with a severance agreement under which he is entitled to benefits substantially equivalent to those provided in his employment agreement in the event of termination without cause. On March 25, 2005 Wyoming County Bank and Jon J. Cooper, its President and Chief Executive Officer, entered into a separation agreement pursuant to which Mr. Cooper will resign effective April 1, 2005 and will be paid a severance amount equal to the sum of one year base salary and the annual incentive compensation paid for 2004, retain his Company auto and receive certain other benefits for up to one year.

INDEPENDENT AUDITORS

KPMG LLP has served as the independent auditors of FII since 1995. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will be given an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Our directors, executive officers and many of our substantial shareholders and their affiliates are also customers. “Affiliates” include corporations, partnerships and other organizations in which they are officers or partners, or in which they and their immediate families have at least a 10% interest. During 2004, our subsidiary banks made loans in the ordinary course of business to many of our directors, officers, principal shareholders and their affiliates, and to directors, officers and their affiliates of our subsidiary banks. On December 31, 2004, the aggregate principal amount of loans to the FII directors, named executive officers and their affiliates was $2,626,000. Loans outstanding by subsidiary banks to certain officers, directors or companies in which they have 10% or more beneficial ownership (including officers and directors of FII as well as its subsidiaries) approximated $27,165,000 at December 31, 2004, of which $16,787,000 were identified as potential problem loans. None of these potential problem loans to insiders were classified as nonaccrual or impaired at December 31, 2004. Loans made by our subsidiary banks to officers, directors or companies in which they have a 10% or more beneficial interest (including officers and directors of FII as well as its subsidiaries) were made in the ordinary course of business on substantially the same terms, including interest rate and collateral, as comparable transactions with other customers. Loans to directors, executive officers and substantial shareholders are subject to limitations contained in the Federal Reserve Act, which requires that such loans satisfy certain criteria. We expect to have such transactions or transactions on a similar basis with our directors, executive officers, principal shareholders and their associates in the future.

During 2004 FII engaged the law firm of Jaeckle Fleischmann & Mugel LLP, of which director Robert N. Latella was a partner until April 2004, to provide legal services.

During 2004 FII engaged the law firm of Hodgson Russ LLP, of which former director Pamela Davis Heilman was a partner, to provide legal services.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires FII’s directors and executive officers and persons who own more than 10% of a registered class of FII’s equity securities to file with the U.S. Securities and Exchange Commission reports of transactions in and ownership of FII common stock. Officers, directors and greater than 10% shareholders are required by SEC regulations to furnish FII with copies of all Section 16(a) forms they file. Based solely on review of the copies of such reports and representations that no other reports are required, all Section 16(a) filing requirements applicable to its officers, directors and greater than 10% beneficial owners were complied with during the fiscal year ended December 31, 2004 except that Joseph F.

Hurley filed three late reports, and John E. Benjamin, Douglas L. McCabe and James T. Rudgers each filed one late report.

SHAREHOLDER PROPOSALS

Any proposal which an FII shareholder wishes to have considered by the Board of Directors for inclusion in FII’s proxy statement for a forthcoming meeting of shareholders must be submitted on a timely basis and meet the requirements of the Securities Exchange Act and FII’s By-laws. Proposals for the 2006 annual meeting will not be deemed to be timely submitted unless they are received by FII, directed to the President and Chief Executive Officer of FII, at its principal executive offices, not later than December 6, 2005. Management proxies will be authorized to exercise discretionary voting authority with respect to any other matters unless FII receives such notice thereof at least 45 days prior to the date of the Annual Meeting.

Shareholders may communicate with the Board of Directors or any individual director by sending such communication to the attention of the Corporate Secretary of FII who will forward all such communication to the Board or the individual directors.

OTHER MATTERS

The FII Board of Directors knows of no other matters to be presented at the meeting. However, if any other matters properly come before the meeting, the persons named in the enclosed proxy will vote on such matters in accordance with their best judgment.

The cost of solicitation of proxies will be borne by FII. In addition to solicitation by mail, some officers and employees of FII may, without extra compensation, solicit proxies personally or by telephone or telegraph and FII will request brokerage houses, nominees, custodians and fiduciaries to forward proxy materials to beneficial owners and will reimburse their expenses.

To the extent permitted under the Rules of the Securities and Exchange Commission, the information presented in this Proxy Statement under the captions ‘Audit Committee Report,’ ‘Management Development and Compensation Committee Report,’ and ‘Stock Performance Graph’ shall not be deemed to be ‘soliciting material,’ shall not be deemed filed with the SEC and shall not be incorporated by reference in any filing by FII under the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

SHAREHOLDERS MAY RECEIVE A COPY OF FII’S ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION WITHOUT CHARGE ON REQUEST TO THE CORPORATE SECRETARY, FINANCIAL INSTITUTIONS, INC., 220 LIBERTY STREET, WARSAW, NEW YORK 14569.

April 6, 2005

The Board of Directors recommends that shareholders vote FOR proposal 1.	Please ☐ Mark Here
for Address
Change or
Comments
SEE REVERSE SIDE

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AS SET FORTH IN THE PROXY STATEMENT.

1.	Election of Directors				2.	In accordance with their judgment in connection with the transaction of such other business, if any, as may properly come before the meeting.
Nominees:
	01 Barton P. Dambra		WITHHOLD
	02 John E. Benjamin	FORall	for all
	03 Susan R. Holliday	nominees	nominees	For All
	04 Peter G. Humphrey	listed	listed	Except
	05 Robert N. Latella	☐	☐	☐
06 Thomas P. Connolly

INSTRUCTION: To withhold authority to vote for any individual nominee, mark “For All Except” and write that nominee’s name in the space provided below.

Dated: ___________________________, 2005

Signature Signature if held jointly

NOTE: Name of shareholder(s) should be signed exactly as it appears on this proxy.

     PLEASE COMPLETE, DATE, SIGN, AND RETURN IN THE ENCLOSED ENVELOPE

Ý FOLD AND DETACH HERE Ý

Vote by Internet or Telephone or Mail
24 Hours a Day, 7 Days a Week

Internet and telephone voting is available through 11:59 PM Eastern Time the day prior to annual meeting day.

Your Internet or telephone vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card.

Internet		Telephone		Mail
http://www.proxyvoting.com/fisi		1-866-540-5760		Mark, sign and date
Use the internet to vote your proxy.	OR	Use any touch-tone telephone to	OR	your proxy card and
Have your proxy card in hand when		vote your proxy. Have your proxy		return it in the
you access the web site.		card in hand when you call.		enclosed postage-paid envelope.

If you vote your proxy by Internet or by telephone,
you do NOT need to mail back your proxy card.

You can view the Annual Report and Proxy Statement
on the internet at www.fiiwarsaw.com

FINANCIAL INSTITUTIONS, INC.

ANNUAL MEETING OF SHAREHOLDERS
May 4, 2005

     The undersigned hereby appoints Peter G. Humphrey, Ronald A. Miller, and Sonia M. Dumbleton or any of them, with full powers of substitution, attorneys and proxies to represent the undersigned at the Annual Meeting of Shareholders of FII to be held on May 4, 2005 and at any adjournment or adjournments thereof, with all the power which the undersigned would possess if personally present, and to vote as set forth on the reverse all shares of stock which the undersigned may be entitled to vote at said meeting, hereby revoking any earlier proxy for said meeting.

(Continued and to be signed on the other side.)

Address Change/Comments (Mark the corresponding box on the reverse side)

Ý FOLD AND DETACH HERE Ý

FFFYOUR PROXY VOTE IS IMPORTANTEEE

No matter how many shares you own, please sign, date and mail your proxy now, even if you plan to attend the meeting.

It is important that you vote so that FII will not have to bear the unnecessary expense of another solicitation of proxies.